Exhibit 10.6

FIRST AMENDMENT

TO

THE FIFTH THIRD BANCORP MASTER

PROFIT SHARING PLAN

(as amended and restated effective as of September 20, 2010)

Pursuant to the reserved power of amendment contained in Section 12.1 of The Fifth Third Bancorp Master Profit Sharing Plan (as amended and restated effective as of September 20, 2010) (the “Plan”), the Plan is hereby amended effective September 20, 2010 by changing Section 3.4(a) of the Plan to read as follows:

(a) Ineligible Class of Employees. Notwithstanding anything to the contrary in this Article 3 or in Article 4, during the time that an Employee falls within one or more of the following classes of Employees, he shall not be eligible to participate in the Plan, or to make or receive allocations of contributions or forfeitures under the Plan:

(1) a nonresident alien who is not paid through the Employer’s primary United States payroll system and who receives no earned income from the Employer which constitutes United States source income, or who does receive such income if all of such income is exempt from United States income tax under an applicable income tax convention; or

(2) an Employee who is not paid through the Employer’s primary United States payroll system and whose position is located primarily (as determined by the Employer) outside the United States.

IN WITNESS WHEREOF, Fifth Third Bank has caused this Amendment to be adopted as of this 12th day of May, 2011.

FIFTH THIRD BANK

BY:	/s/ Paul L. Reynolds